UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ALTISOURCE ASSET MANAGEMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

November 24, 2023
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (the “Company”). We will host our Annual Meeting as a virtual meeting via an online live webcast on Thursday, December 21, 2023 at 9:30 a.m., Atlanta Standard Time. You may access the live webcast by visiting www.virtualshareholdermeeting.com/AAMC2023, where you will be able to listen to the meeting live and vote online. For those stockholders who wish to submit questions to be addressed at the Annual Meeting, you can submit questions to the Company in advance of the meeting via email at 2023annualmeeting@altisourceamc.com. To ensure adequate time to address your questions, please submit them to the Company on or before Monday, December 18, 2023. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.
It is important that you be represented at the Annual Meeting regardless of the number of shares you own. We urge you to promptly complete and return your proxy card prior to the Annual Meeting in one of the manners described in the accompanying materials even if you plan to attend the virtual Annual Meeting. This will not prevent you from voting online but will ensure that your vote is counted if you are unable to attend.
Your support of and interest in the Company is sincerely appreciated.
Sincerely,
/s/ Ricardo C. Byrd
Ricardo C. Byrd,
Chairman of the Board

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 21, 2023
NOTICE
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Altisource Asset Management Corporation (the “Company”) will be held as a virtual meeting online via live webcast on Thursday, December 21, 2023 at 9:30 a.m., Atlantic Standard Time. You may access the live webcast by visiting www.virtualshareholdermeeting.com/AAMC2023, where you will be able to listen to the meeting live and vote online. For those stockholders who wish to submit questions to be addressed at the Annual Meeting, you can submit questions to the Company in advance of the meeting via email at 2023annualmeeting@altisourceamc.com. To ensure adequate time to address your questions, please submit them to the Company on or before Monday, December 18, 2023. If you choose to attend the Annual Meeting online, we encourage you to allow ample time for online check-in, which will open at approximately 9:15 a.m., Atlantic Standard Time.
PURPOSE
1.
To consider and vote upon the election of four (4) nominees to the board of directors of the Company (the “Board of Directors”) to serve until the 2024 annual meeting of stockholders and/or until their successors are duly elected and qualified;

2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to be the Company's independent registered public accounting firm for the year ending December 31, 2023;
3.	To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this Proxy Statement; and
4.	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.
PROCEDURES
Our Board of Directors has fixed the close of business on November 24, 2023, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.
•	Only stockholders of record at the close of business on the record date will be entitled to receive notice of and vote at the Annual Meeting.
•
The proxy statement for our Annual Meeting will be mailed to stockholders on or about November 24, 2023, and will also be made available on our website at www.altisourceamc.com under the section entitled “Investor Relations - Events & Presentations.” The Annual Report on Form 10-K for the year ended December 31, 2022 was filed with the Securities and Exchange Commission (“SEC”) on March 27, 2023, and an amendment to the Annual Report on Form 10-K/A for the year ended December 31, 2022 was filed with the SEC on May 1, 2023, and each has been posted on our website at www.altisourceamc.com under the section entitled “Investor Relations - SEC Filings.” Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 16-digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

By Order of the Board of Directors,

/s/ Richard Rodick
Richard Rodick
Corporate Secretary

November 24, 2023
Christiansted, United States Virgin Islands

ALTISOURCE ASSET MANAGEMENT CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
General Information
We have made this proxy statement (“Proxy Statement”) available to you on or about November 24, 2023 as a holder of common stock of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (“we,” “us,” “our,” “AAMC” or the “Company”) because our Board of Directors (the “Board of Directors” or “Board”) is soliciting your proxy to be used at our 2023 Annual Meeting of Stockholders and at any postponement or adjournment thereof (the “Annual Meeting”). We will host our Annual Meeting as a virtual meeting via an online live webcast on Thursday, December 21, 2023, at 8:30 a.m., Atlanta Standard Time. You may access the live webcast by visiting www.virtualshareholdermeeting.com/AAMC2023, where you will be able to listen to the meeting live and vote online. For those stockholders who wish to submit questions to be addressed at the Annual Meeting, you can submit questions to the Company in advance of the meeting via email at 2023annualmeeting@altisourceamc.com. To ensure adequate time to address your questions, please submit them to the Company on or before Monday, December 18, 2023. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials. If you choose to attend the Annual Meeting online, we encourage you to allow ample time for online check-in, which will open at approximately 8:15 a.m., Atlantic Standard Time.
At the Annual Meeting, our stockholders will be asked to consider and vote upon (1) the election of four (4) Directors to serve until the 2024 annual meeting of stockholders and/or until their successors are duly elected and qualified; (2) the ratification of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2023; and (3) the approval, on an advisory basis, of the compensation of the Company’s named executive officers (“NEOs”), as disclosed in this Proxy Statement.
If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their discretion on such matters.
Proxies to be exercised at the Annual Meeting are being solicited by and on behalf of our Board. Our Directors, officers, employees and other agents, none of whom will receive additional compensation therefore, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.
Explanatory Note
We are a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to provide in this proxy statement certain scaled disclosures permitted under the Exchange Act for smaller reporting companies.
Proxy Materials
On or about November 24, 2023, we will mail the proxy materials consisting of this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2022 (together with our Form10-K/A, the “2022 Annual Report”). We also expect our proxy documents to be made available to stockholders on or about November 24, 2023, though the “Investor Relations” link on our website at www.altisourceamc.com or through www.proxyvote.com. Our 2022 Annual Report was filed with the SEC and made available on our website on March 27, 2023, and the amendment to our 2022 Annual Report on Form 10-K/A for the year ended December 31, 2022, was filed with the SEC and made available on our website on May 1, 2023.
Stockholders of Record. If your shares are registered in your own name, you will receive a full set of the proxy documents in the mail. As a stockholder of record, you have the right to vote at the Annual Meeting, in-person or via the virtual meeting website or to be represented by proxy at the Annual Meeting. The Company has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the proxy card.
Beneficial Stockholders. If your shares are not registered in your name, you should receive proxy materials and a voting instruction form from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Voting Procedures
If you are a holder of record of our common stock at the close of business on November 24, 2023, the record date for the Annual Meeting, you may vote by completing and returning your proxy by mail or by using the Internet or telephone. You may submit your proxy by mail by marking your vote on the enclosed proxy card, then following the instructions on the card. To submit your proxy using the Internet or by telephone, see the instructions on the proxy card and have the proxy card available when you access the Internet website or place your telephone call. If you are authorizing a proxy to vote your shares over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.
If you are the beneficial owner of shares held in “street name” by a bank or broker and wish to vote at the Annual Meeting, you will need to provide the control number that is printed on the proxy card that you receive when you attend the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
How a Proxy Works
All valid proxies received prior to the meeting will be voted in accordance with your instructions on the proxies, unless such proxies previously have been revoked. If you submit a proxy card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:
•	“FOR” the election of four (4) Directors to serve until the 2024 annual meeting of stockholders and/or until their successors are duly elected and qualified (Proposal One);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal Two); and
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement (Proposal Three).
With regard to any other business that properly comes before the Annual Meeting, each proxy received will be voted in the discretion of the persons appointed as proxies.
By returning a signed proxy card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the proxy card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority of the votes cast.
How to Revoke your Proxy
A registered stockholder who has returned a proxy card may revoke it at any time before it is exercised at the Annual Meeting by:
•	prior to the start of the Annual Meeting, filing a written notice of revocation with our Corporate Secretary at the following address:
Richard Rodick, Corporate Secretary
Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
•	submitting a new, properly executed proxy bearing a later date;
•	voting again via the Internet or telephone; or
•
attending the Annual Meeting via the virtual meeting website and voting at the meeting. Attending the Annual Meeting will not, by itself, revoke a properly executed proxy; you must vote at the Annual Meeting to revoke a prior proxy.

If your shares are held by a bank or broker and you have instructed such bank or broker to vote your shares, you must follow directions received from your bank or broker to change your voting instructions or revoke your proxy.

Who May Vote
You are entitled to vote at the Annual Meeting or any postponement or adjournment thereof if you are a holder of record of our common stock at the close of business on November 24, 2023, the record date for the Annual Meeting. At the close of business on November 24, 2023, there were 2,764,134 shares of common stock issued, outstanding and able to be voted (which excludes 1,920,351 treasury shares held by the Company that are not entitled to vote at the Annual Meeting). Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented, other than the Company’s treasury shares. Abstentions and broker “non-votes” will be treated as present for purposes of a quorum.
We are commencing our solicitation of proxies on or about November 24, 2023, and we will continue to solicit proxies until the date of the Annual Meeting.
Quorum and Voting Information
The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes,” if any, will be treated as present for purposes of determining the presence of a quorum.
If you are the beneficial owner of shares held in “street name” by a bank or broker, your bank or broker, as the record holder of the shares, must vote those shares in accordance with your instructions. Generally, in an uncontested election, and in accordance with the rules of the NYSE American exchange (the “NYSE American”), certain matters submitted to a vote of stockholders are considered by the NYSE American to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. However, when a beneficial owner of shares held by a bank, broker or other nominee fails to provide the record holder with voting instructions, and such organization lacks the discretionary voting power to vote those shares with respect to a particular “non-routine” proposal, a “broker non-vote” occurs.
To vote your shares, you will need to follow the directions your bank, brokerage firm or other nominee provides you. You should instruct your bank, brokerage firm or other nominee to vote your shares by following the voting instructions provided by your bank, brokerage firm or other nominee. Please contact your bank, brokerage firm or other nominee for further information.
Proposal One - Election of Directors: Assuming a quorum, the proposal of four (4) nominees for Director requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR” a nominee, “AGAINST” a nominee or “ABSTAIN” with respect to a nominee. Cumulative voting in the election of Directors is not permitted.
Neither broker “non-votes” nor abstentions will have an effect with regard to the election of any nominee.
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm: Assuming a quorum, the proposal to ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2023, requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal Two.
Abstentions will not have an effect with regard to the foregoing Proposal Two. Because your broker or other nominee is entitled to vote your shares with respect to Proposal Two, even if instructions are not received from you, there will be no broker “non-votes” with respect to Proposal Two.
Proposal Three – Approval, on an advisory basis, of the Compensation of the Company’s NEOs: Assuming a quorum, the proposal to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal Three.
Neither broker “non-votes” nor abstentions will have an effect with regard to the foregoing Proposal Three.
The below table summarizes the voting requirements to each of the proposals in this Proxy Statement:
	Proposal	Vote Required
1.	Election of the four (4) nominees for director	Majority of the votes cast

2.	Ratification of the appointment of Ernst & Young LLP	Majority of the votes cast

3.	Approval of executive compensation on an advisory basis	Majority of the votes cast

Board Recommendation
The Board recommends that you vote as follows:
•	“FOR” each of the four (4) nominees for Director listed in this Proxy Statement (Proposal One);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal Two); and
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement (Proposal Three).
Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendation.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Amended and Restated Bylaws provide that our Board of Directors shall consist of no less than three (3) members with the exact number to be determined by vote of a majority of the Board of Directors. As of June 5, 2023, our Board of Directors consisted of four (4) members. At a meeting of the Board of Directors held on June 5, 2023, our former chairman, Governor John P. de Jongh, Jr., informed the Company that he was resigning from the Board effective immediately. At the June 5, 2023 meeting, our Board of Directors members appointed Mr. Charles L. Frischer as a member of the Board of Directors to fill the vacancy left by Governor de Jongh’s resignation pursuant to Section 8 of Article III of the Company’s Bylaws and also elected Ricardo C. Byrd to serve as the Chairman of the Board. In addition, effective, August 30, 2023, our Chief Executive Officer and executive director, Jason Kopcak, resigned from his positions with the Company. The Board appointed Danya Sawyer to serve as Interim Chief Executive Officer on August 30, 2023. The Board did not elect to fill the director vacancy left by Mr. Kopcak at that time, but William Erbey has been recommended by the Nomination/Governance Committee as one of the nominees for election of director at the Annual Meeting.
The four (4) nominees listed below for election as Directors at the Annual Meeting have been recommended by our Nomination/Governance Committee and nominated by our Board of Directors to serve on the Board of Directors until the 2024 annual meeting of stockholders and/or until their successors are duly elected and qualified. Assuming a quorum, each of the four (4) nominees for Director will be elected as Directors if they receive a majority of the votes cast in person or by proxy at the meeting.
The Board of Directors has nominated each of Messrs. Byrd, Engerman and Frischer to continue to serve as directors, and Mr.  Erbey to stand for election as a director at the Annual Meeting. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.
If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board. At this time, our Board knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.
Nominees for Director
The following table sets forth certain information concerning our nominees for Director:
Nominee / Director Name	Age(1)	Since	Audit Committee	Compensation Committee	Nomination / Governance Committee
Existing Directors
Ricardo C. Byrd	74	2015	X	X	X
John A. Engerman	54	2019	X	X	X
Charles L. Frischer	56	2023	X	X	X
William C. Erbey	74
(1)	As of November 24, 2023.
The principal occupation for at least the last five (5) years and additional biographical information of each nominee for Director of AAMC is set forth below.
Ricardo C. Byrd. Mr. Byrd was elected to our Board of Directors in June 2015. Mr. Byrd has served as the Executive Director of the National Association of Neighborhoods (“NAN”), one of the nation’s largest and oldest multi-issue membership associations of grass-roots neighborhood organizations, since 1995. He has over thirty years of management experience in directing grass-roots programs. On America’s social and economic development challenges, he has served as a public policy catalyst, a community outreach strategist and resource person to the White House, Congressional, state and local government officials, corporations and neighborhood leaders. Mr. Byrd is a native Washingtonian, educated in the District of Columbia Public Schools, and holds a Bachelor of Arts degree from Howard University.
Mr. Byrd’s diverse experience will further enable the Company to consider other business opportunities and their related benefits.
John A. Engerman. Mr. Engerman was elected to our Board of Directors in June 2019. Since 2019, Mr. Engerman has been Chief Executive Officer and Chairman of The Strategy Group VI, a professional services firm in St. Thomas, and has continued to serve in that role since March 2020 following its acquisition of BDO USVI, LLC (“BDO USVI”), a full-service accounting and advisory services firm located in St. Thomas, USVI. From July 2016 to March 2020,

Mr. Engerman was Managing Partner of BDO USVI. From 2017 to 2018, Mr. Engerman served as the Territorial Campaign Manager for the successful Albert Bryan and Tregenza Roach Gubernatorial Team for the U.S. Virgin Islands. From January 2014 to June 2016, Mr. Engerman was Executive Vice President, Finance & Planning for International Capital & Management Company, a finance and analytics firm located in St. Thomas, USVI. From February 2001 to January 2014, Mr. Engerman was a Managing Member of ARI Group, LLC, a government and business advisory firm located in Fort Washington, MD. Mr. Engerman commenced his career in various accounting, auditing and advisory roles for PricewaterhouseCoopers, Ernst & Young and Capgemini (now part of Ernst & Young). Mr. Engerman also served for five years in the United States Navy. Mr. Engerman holds a bachelor’s degree in business administration – Accounting from Howard University in Washington, DC and is a Certified Public Accountant.
Mr. Engerman brings extensive finance and accounting experience to the Board that enables him to provide valuable insight to the Audit Committee and guidance to the Board in overseeing the financial reporting and accounting aspects of our business.
Charles L. Frischer. Pursuant to Section 8 of Article III of the Company’s Bylaws, the Board of Directors appointed Mr. Frischer a member of the Board effective June 5, 2023. Mr. Frischer stands along with the slate of directors for re-election at this Shareholder Meeting. Mr. Frischer is the general partner of LFF Partners, a family office based in Seattle focused on generating market beating risk-adjusted returns over 3-5 year periods. From 2005 until 2008, Mr. Frischer was a Principal at Zephyr Management, L.P. a New York based private equity firm, where he was responsible for overseeing a 5,000 unit multi-family apartment portfolio, including acquisition, financing, asset management, and dispositions, placing over US $210 million in financing for the fund and overseeing the acquisition of US $75 million in new assets. From 1995 to 2005, Mr. Frischer was employed by Capri Capital, rising to Senior Vice President, where he was responsible for financing more than US $800 million multi-family and commercial loans. Mr. Frischer was also an Asset Specialist for the Resolution Trust Corporation (1990-1993) and was co-manager of the US $1 billion tax-exempt bond sales initiative and the lead manager for the RTC National Environmental property sale. Mr. Frischer graduated from Cornell University in 1988 with an A.B. in Government from the College of Arts and Sciences. Mr. Frischer’s public company board experience includes currently being a board member of Kingsway Financial Services, Inc. (NYSE: KFS) and previously having served as a board member of Imageware Systems (OTC: IWSY) from September 2017 to May 2019; and as chairman of board of Aimia, Inc. (TSX: AIM) from February 2020 to January 2021.
Mr. Frischer brings extensive finance, accounting, investment management and corporate governance experience to the Board that enables him to provide valuable insight and guidance to the Audit Committee and the Board in overseeing the financial management, reporting and accounting aspects of our business.
William C. Erbey. Mr. Erbey has served as Chief Executive of Salt Pond Holdings LLC since December 2012 and has served as the Manager of System73 Global, LLC since September 2017. Prior to that, Mr. Erbey served as the Executive Chairman of the Board of Directors of Ocwen Financial Corporation (“Ocwen”) from September 1996 to January 2015, as the Chief Executive Officer of Ocwen from January 1988 to October 2010 and as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. Mr. Erbey has also served as Chairman of the Board of Directors for Altisource Portfolio Solutions S.A. (“Altisource”) from July 2009 to January 2015. He is also the founder of Home Loan Servicing Solutions, Ltd. (“HLSS”) and served as its Chairman since December 2010 until 2013. He also served as Chairman of the Board of Directors of Altisource Residential Corporation from July 2012 to January 2015 and as Chairman of the Board of Directors of Altisource Asset Management Corporation from March 2012 to January 2015. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University with Honors.
Mr. Erbey brings extensive operational, finance and accounting experience to the Board that enables him to provide valuable insight and guidance to the Board in overseeing all aspects of our business.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR”
EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
Our Amended and Restated Bylaws provide that our Board of Directors shall consist of no less than three (3) members with the exact number to be determined by vote of a majority of the Board of Directors. As of December 31, 2022, our Board of Directors consisted of four (4) members. At a meeting of the Board of Directors held on June 5, 2023, our former chairman, Governor John P. de Jongh, Jr., informed the Company that he was resigning from the Board effective immediately. At the June 5, 2023 meeting, our Board of Directors members appointed Mr. Charles L. Frischer as a member of the Board of Directors to fill the vacancy left by Governor de Jongh’s resignation pursuant to Section 8 of Article III of the Company’s Bylaws and also elected Ricardo C. Byrd to serve as the Chairman of the Board. In addition, effective, August 30, 2023, our Chief Executive Officer and executive director, Jason Kopcak, resigned from his positions with the Company. The Board appointed Danya Sawyer to serve as Interim Chief Executive Officer on August 30, 2023. The Board did not elect to fill the director vacancy left by Mr. Kopcak at that time, but William Erbey has been recommended by the Nomination/Governance Committee as one of the nominees for election of director at the Annual Meeting.
Meetings of the Board of Directors
Directors are expected to attend all meetings of the Board and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings. Our current Board held nine (9) meetings in 2022. Each incumbent Director attended at least 75% of the aggregate of (1) the total number of Board meetings in 2022 held during the period for which they were a Director, and (2) the total number of meetings in 2022 of all committees of our Board on which the Director served during the periods they served. We do not have a formal policy regarding Director attendance at the Annual Meetings of Stockholders. However, all of the incumbent members of our Board attended our 2022 Annual Meeting of Stockholders.
Independence of Directors
Our Corporate Governance Guidelines provide that our Board must be comprised of a majority of Directors who qualify as independent Directors under the standards of the New York Stock Exchange (the “NYSE”), which governs the NYSE American where our common stock is listed.
Our Board periodically reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board to have no material relationship with the Company are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and law. Our current Board has determined that each of our directors, Messrs. Byrd, Engerman, and Governor de Jongh, Jr., was an independent Director for their full 2021-2022 service year, and Messrs. Byrd, Engerman and Frischer qualify as independent directors for the 2022-2023 service year. Mr. Erbey, as a result of his share ownership in the Company, will not qualify as an independent director.
Board Leadership Structure
In April 2021, Governor de Jongh, Jr. assumed the role of interim Chairman, and was named Chairman at our Annual Meeting on December 14, 2022. At a meeting of the Board of Directors held on June 5, 2023, Governor de Jongh, Jr., informed the Company that he was resigning from the Board effective immediately. At the June 5, 2023 meeting, the Nomination/Governance Committee and our Board of Directors members appointed Mr. Charles L. Frischer as a member of the Board of Directors to fill the vacancy left by Governor de Jongh’s resignation and also elected Ricardo C. Byrd to serve as the Chairman of the Board. In addition, effective, August 30, 2023, our Chief Executive Officer and executive director, Jason Kopcak, resigned from his positions with the Company. The Board appointed Danya Sawyer to serve as Interim Chief Executive Officer on August 30, 2023. The Board did not elect to fill the director vacancy left by Mr. Kopcak at that time, but William Erbey has been recommended by the Nomination/Governance Committee as one of the nominees for election of director at the Annual Meeting.

Committees of the Board of Directors
Our Board has established the following standing committees: an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. Each of our Audit Committee charter, Compensation Committee charter and Nomination/Governance Committee charter is available on our website at www.altisourceamc.com. A brief description of these committees is provided below.
Audit Committee. The Audit Committee of our Board oversees the relationship with our independent registered public accounting firm, reviews and advises our Board with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.
The members of the Audit Committee since October 2020 were Governor de Jongh, Jr. and Messrs. Byrd and Engerman. As of June 5, 2023, the members of the Audit Committee are Messrs. Byrd, Engerman and Frischer. Governor de Jongh, Jr. has served as the Chair of the Audit Committee from May 2018 until June 2023, and Mr. Frischer has served as the Chair of the Audit Committee since June 2023. For the 2023 service year, Mr. Frischer is expected to continue to serve as the Chair of the Audit Committee, and Messrs. Byrd and Engerman will continue to serve as a member of the Audit Committee. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our Board has determined that, throughout the 2022-2023 service years, all members of our Audit Committee are, and have been, “financially literate” as defined in SEC rules. Our Board has also determined that each of Mr. Engerman and Mr. Frischer qualifies as an “audit committee financial expert” as that term is defined in SEC rules.
Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Audit Committee reviews and approves its charter. The Audit Committee also evaluates its performance under its charter annually and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Audit Committee met four (4) times in 2022.
Compensation Committee. The Compensation Committee of our Board oversees our Board and employee compensation and employee benefit plans and practices. The Compensation Committee also evaluates and makes recommendations to our Board for human resource and compensation matters relating to our named executive officers (“NEOs”). With respect to all officers and employees of the Company, other than the Chief Executive Officer, the Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to stockholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board. The Compensation Committee has authority for the administration of awards under the 2020 Equity Incentive Plan (the “2020 Equity Plan”). The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Compensation Committee requests.
The members of the Compensation Committee in 2022 were Messrs. Byrd, Engerman and Governor de Jongh, Jr. with Mr. Engerman serving as the Chair of the Compensation Committee since June 2019. For the 2023 service year, Mr. Engerman will continue to serve as the Chair of the Compensation Committee, and Messrs. Byrd and Frischer will serve as Compensation Committee members. Each member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.
Our Compensation Committee operates under a written charter approved by our Board, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Compensation Committee reviews and approves its charter. The Compensation Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Compensation Committee met five (5) times in 2022.
Nomination/Governance Committee. The Nomination/Governance Committee of our Board makes recommendations to our Board of individuals qualified to serve as Directors and committee members for our Board; advises our Board with respect to Board composition, procedures and committees; develops and recommends to the Board a set of corporate governance principles and oversees the evaluation of our Board and our management.
The members of the Nomination/Governance Committee since October 2020 until June 2023 were Messrs. Byrd, Engerman, and Governor de Jongh, Jr. Mr. Byrd has served as the Chair of the Nomination/Governance Committee since May 2017. For the 2023 service year, Mr. Byrd will continue to serve as Chair of the Nomination/Governance Committee, and Mr. Engerman and Mr. Frischer will serve as members of the Nomination/Governance Committee. Each member of our Nomination/Governance Committee is independent as defined in the NYSE listing standards.
Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Nomination/Governance Committee reviews and approves its charter. The Nomination/Governance Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Nomination/Governance Committee met two (2) times in 2022.
It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by our stockholders. In evaluating all nominees for Director, our Nomination/Governance Committee will take into account the applicable requirements for Directors under the Exchange Act and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account AAMC’s best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.
The Nomination/Governance Committee will consider diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include not only race, color, sex, sexual orientation and national origin, but also differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of our business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board as the Nomination/Governance Committee deems appropriate.
The Nomination/Governance Committee will regularly assess the appropriate size of the Board and whether any vacancies on the Board are anticipated. Various potential candidates for Director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board, professional search firms, stockholders, management or industry sources.
In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board. The Board will determine the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should a stockholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.
A stockholder who wants to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board, can do so by writing to our Corporate Secretary at Altisource Asset Management

Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. The recommendation should provide each proposed nominee’s name, biographical data and qualifications. The recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director.
Corporate Governance Guidelines
The Corporate Governance Guidelines adopted by our Board provide guidelines for us and our Board to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board.
Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board. Our Corporate Governance Guidelines are available on our website at www.altisourceamc.com and are available to any stockholder who requests them by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.
Executive Sessions of Non-Management Directors
To the extent there are management Directors, non-management Directors meet in executive session without management representatives periodically.
Communications with Directors
If a stockholder should desire to contact our Board or any individual Director regarding AAMC, he or she may do so by mail addressed to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. All stockholder communications received in writing will be distributed to our full Board if addressed to the full Board or to individual Directors if addressed to any of them individually.
Code of Ethics
We adopted a Code of Business Conduct and Ethics that applies to our Directors, executive officers and employees (including our principal executive officer). We also adopted a Code of Ethics for Senior Financial Officers that applies to our principal financial officer and principal accounting officer. Any waivers from the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board or the Audit Committee and will be subsequently disclosed when required by SEC or applicable exchange rules. Our Nomination/Governance Committee reviews our Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers at least once a year and, if necessary, recommends changes to our Board. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisourceamc.com and are available to any stockholder who requests a copy by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website at www.altisourceamc.com or otherwise disclosed in accordance with such rules.
Risk Management and Oversight Process
Our Board and each of its committees are involved with the oversight of the Company’s risk management.
The Board and the Audit Committee oversee AAMC’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.
In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the standards of the Public Company Accounting Oversight Board

(“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board in overseeing the Company’s governance and succession risks, and the Compensation Committee assists the Board in overseeing our compensation policies and related risks.
The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts. Our Investment Committee, which is comprised of our Lead Independent Director and our Chief Executive Officer, has responsibility for assessing and managing the Company’s risk exposure with respect to transactional and counterparty risk.
BOARD OF DIRECTORS COMPENSATION
The following table discloses compensation received by each non-management member of our Board of Director who served as a director during fiscal year 2022. Management members of our Board do not receive compensation for their service as a director. Share amounts denoted below reflect the amount of shares prior to the stock dividend that occurred on November 1, 2023.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ricardo C. Byrd(2)	$90,000	$60,011	$150,011
John A. Engerman(2)	90,000	60,011	150,011
John P. de Jongh Jr.(2)	145,000	60,011	205,011
(1)
Each of Messrs. Byrd, Engerman, and Governor de Jongh, Jr. were granted 2,412 restricted shares of common stock of AAMC on November 14, 2021 for service on the Board. These shares were vested and paid in 2022. The number of shares granted was based on a share price of $24.88, which was the average of the high and low sales prices of our common stock on November 14, 2021, and represents the grant date fair value of such shares under FASB ASC 718. The amount reported in this column reflects the accounting cost for these restricted shares and does not correspond to the actual economic value that may be received by the directors upon the vesting of the restricted shares, or any sale of the underlying shares of common stock.

(2)	As of December 31, 2022, each of Messrs. Byrd, Engerman, and Governor de Jongh, Jr. held 2,857 unvested shares of time-based restricted stock.
On December 14, 2022, Messrs. Byrd and Engram and Governor de Jongh, Jr. being the non-management members of the Board serving as of such date, were each awarded 2,857 shares of restricted stock under the Company’s 2020 Equity Incentive Plan for their service to the Board for the period commencing December 14, 2022 to the date of the 2023 Annual Meeting of Stockholders. Upon vesting, each such Director will receive 2,857 shares of our common stock. Such number of shares was determined by dividing $60,000 by the average of the high and low prices, or $21.00 per share, of AAMC common stock on December 14, 2022 and represents the grant date fair value calculated in accordance with FASB ASC 718.
Cash Compensation
For the 2022 service year, we provided the following cash compensation to our non-management Directors in quarterly installments, paid in arrears for their services for the prior quarter:
•	an annual retainer of $75,000;
•
an additional $20,000 to the Lead Independent Director of the Board of Directors, only if the Chairman of the Board is a management Director (if the Chairman of the Board is a non-management director, the Chairman shall receive $50,000);

•	an additional $20,000 to the Audit Committee chairperson;
•	an additional $10,000 to all committee chairpersons (other than the Audit Committee chairperson); and
•	an additional $5,000 to all Audit Committee members.
As of July 1, 2023 cash compensation to our non-management Directors will be modified to the following:
•	an annual retainer of $50,000.

Equity Compensation
The 2020 Equity Incentive Plan was approved at the Annual Meeting of Stockholders on October 12, 2020, which supersedes the 2012 Equity Incentive Plan. The 2020 Equity Incentive Plan is described below in “Equity Compensation Plan Information”. As part of Director compensation, our non-management Directors have received annually restricted shares of common stock of AAMC with a Fair Market Value of $65,000 pursuant to the 2020 Equity Incentive Plan. “Fair Market Value” is defined as the average of the high and low prices of our common stock as reported on the applicable securities exchange on which AAMC is listed or quoted on the first day of the service year. Equity compensation is granted for the prior year of service after each annual organizational meeting of the Board, which typically follows the Annual Meeting of Stockholders. Shares of our common stock will be awarded if the Director attends an aggregate of at least 75% of all meetings of the Board and committees thereof of which the Director is a member during the service year. Grants of restricted shares to our Directors vest on the date of the Annual Meeting of Stockholders of the following year during which they were granted.
For Directors serving less than a full year, such Directors received a pro rata portion of $65,000 of restricted shares of our common stock based on the high and low sales prices on the first day of his or her service year, multiplied by a fraction, the numerator of which is the number of days served and the denominator of which is 365 days.
As of July 1, 2023 our non-management Directors will no longer receive equity compensation.
Other Compensation
Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.
Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board after an Annual Meeting of Stockholders but during the service year.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to each person who currently serves as one of our executive officers. Our executive officers are appointed annually by our Board and generally serve at the discretion of our Board. There are no arrangements or understandings between us and any person for election as our executive officer. None of our directors and/or executive officers is related to any other director and/or executive officer of AAMC or any of its subsidiaries by blood, marriage or adoption. Share amounts denoted below reflect the amount of shares prior to the stock dividend that occurred on November 1, 2023.
Name(1)	Age	Position
Danya Sawyer	42	Interim Chief Executive Officer
Richard Rodick	64	Chief Financial Officer
(1)	All information set forth herein is as of November 24, 2023.
The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers is set forth below.
Danya Sawyer. Ms. Sawyer served as our Interim Chief Executive Officer since August 30, 2023. Ms. Sawyer joined the Company in February 2023 and served as our Chief Operating Officer prior to her appointment as Interim Chief Executive Officer. Prior to joining the Company, Ms. Sawyer most recently served as Senior Vice President, Client Solutions at Consolidated Analytics from August 2019 to January 2023, and as Senior Vice President, Originator Services at Weston Portfolio Group, LLC from October 2017 to August 2019. From March 2016 to October 2018, Ms. Sawyer was an independent consultant providing strategic, operations and financial consulting services to customers in the mortgage industry, and from April 2015 to January 2016, she served as a Senior Vice President, Sales & Operations at MegaStar Financial Corp/Take Three Technologies. Ms. Sawyer served as the Senior Vice President, Mortgage Operations with W. J. Bradley Mortgage Capital from October 2012 to March 2015 and as Senior Vice President, Product Management with Bank of America, N.A. from June 2010 to October 2012. Prior to that, Ms. Sawyer held senior positions with New Penn Financial LLC and Countrywide Financial Corp. Ms. Sawyer holds a bachelor’s degree in international economics from the University of California, Berkeley.
Richard Rodick. Mr. Rodick has served as our Chief Financial Officer since September 2023. Mr. Rodick previously served our Vice President, Finance since July 2023. Prior to that, Mr. Rodick served as the Chief Financial Officer of Digital Media Solutions, Inc. from July 2022 until April 2023 and as the Chief Financial Officer of Transworld Systems Inc., a privately held entity, from 2021 to 2022; the Chief Financial Officer of TELUS International, a subsidiary of TELUS Corporation, from 2016 to 2020; and the Chief Financial Officer of UTi Worldwide, from 2012 to 2016. From 2007 to 2012, Mr. Rodick served as Treasurer and Vice President Investor Relations for Broadridge Financial Solutions, following its spin-off from ADP. From 2003 to 2007, Mr. Rodick served as Chief Financial Officer for three divisions of ADP. From 1988 to 2003, Mr. Rodick served in numerous accounting and financial roles for Ryder System, ending his time as Senior Vice President Finance. Mr. Rodick holds a Master of Business Administration and a bachelor’s degree in accountancy from Florida State University.

EXECUTIVE COMPENSATION
This section discusses the material components of our 2022 executive compensation program for our NEOs. We believe an effective executive compensation program aligns executives’ interests with stockholders by rewarding performance designed to increase stockholder value. We seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level performance. The Compensation Committee evaluates both performance and compensation periodically to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies, subject to consideration of the Company’s own financial performance.
For 2022, our NEOs and their positions as of December 31, 2022 were as follows:
•	Jason Kopcak, Former Chief Executive Officer
•	Stephen R. Krallman, Former Chief Financial Officer
•	Kevin F. Sullivan, Former General Counsel and Chief Compliance Officer
The Company experienced changes in executive management during 2022. The Board appointed Mr. McCarthy as interim Chief Executive Officer on April 19, 2021, as it conducted a search for a permanent Chief Executive Officer. On July 1, 2022, the Board appointed Mr. Kopcak as Chief Executive Officer of the Company and the Company accepted the resignation of Mr. Kopcak as of August 30, 2023. The Board appointed Danya Sawyer as Interim Chief Executive Officer as of August 30, 2023. As of September 14, 2023, Stephen Krallman resigned as Chief Financial Officer, and the Company appointed Richard Rodick as its new Chief Financial Officer. The Company accepted the resignation of Kevin F. Sullivan on March 6, 2023.
Summary Compensation Table
The following table discloses compensation received by our NEOs for the fiscal years 2022 and 2021:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards (1)	Non-Equity Incentive Compensation(2)	All Other Compensation (3)	Total
Jason Kopcak(4), Former Chief Executive Officer	2022	$358,269(5)	$50,000(6)	$222,413(6)	$—	$575,000(7)	$270,634(8)	$1,476,316
Thomas K. McCarthy(9), Interim Chief Executive Officer	2022	$290,769(10)	$250,000(11)	$—	$—	$—	$93,566(12)	$634,335
	2021	$467,308(13)	$—	$—	$—	$—	$10,034(14)	$477,342
Stephen R. Krallman(15), Former Chief Financial Officer	2022	$325,000(16)	$—	$—	$—	$275,000(17)	$104,321(18)	$704,321
	2021	$162,500(19)	$200,000(20)	$98,177(20)	$—	$100,000(21)	$219,145(22)	$779,822
Kevin F. Sullivan(23), Former General Counsel and Chief Compliance Officer	2022	$450,000(24)	$—	$—	$—	$—	$112,756(25)	$562,756
	2021	$121,154(26)	$100,000(27)	$74,475(27)	$—	$250,000(28)	$30,888(29)	$576,517
Indroneel Chatterjee(30), Former Chief Executive Officer	2021	$207,693(31)	$—	$1,591,208(32)	$—	$—	$53,445(33)	$1,852,346
Christopher Moltke-Hansen(34), Former Chief Financial Officer	2021	$82,308(35)	$250,000(36)	$320,221(36)	$—	$—	$16,169(37)	$668,698
P. Graham Singer(38), Former General Counsel and Secretary	2021	$81,731(39)	$350,000(40)	$345,085(40)	$—	$—	$13,261(41)	$790,077
(1)
Amounts represent the aggregate grant date fair value of restricted shares and option awards granted to our NEOs, calculated in accordance with FASB ASC 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of restricted shares and option awards are set forth in Note 9 to our Consolidated Financial Statements for the year ended December 31, 2022. The amount reported in this column reflects the accounting cost for these awards and does not correspond to the actual economic value that may be received by the NEO upon the vesting of the restricted shares, the exercise of the stock options, or any sale of the underlying shares of common stock.

(2)	Consists of the cash annual incentive compensation related to performance in each year and generally awarded in the first half of the following year.
(3)
Consists of contributions from AAMC to each executive officer for relocation expenses, as applicable; supplemental living expenses, as applicable; car allowances, as applicable; education allowances, as applicable; travel allowances, as applicable; vacation benefits upon termination, as applicable; and medical benefits and preferred stock dividends, as detailed more fully in the respective footnotes below.

(4)
Mr. Kopcak joined the Company in March 2022 and served as our President and Chief Operating Officer prior to his appointment as Chief Executive Officer in July 2022. Mr. Kopcak’s hire date was May 12, 2022.

(5)	The amount reported for 2022 represents Mr. Kopcak’s base salary of $575,000 from his hire date of May 12, 2022, to December 31, 2022.
(6)
Pursuant to Mr. Kopcak’s employment agreement, he was entitled to a signing bonus of $250,000. The Compensation Committee of the Company agreed to bifurcate the payment into a cash payment of $50,000 and a preferred dividend of $200,000. The amount reported for 2022 represents Mr. Kopcak’s $50,000 cash signing bonus paid on May 27, 2022. The amounts reported as Stock Awards include equity inducement grants consisting of 22,500 shares of service-based restricted stock with a grant date fair value of $222,413, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Kopcak’s signing bonus was paid pursuant to his employment agreement as described under “Employment Agreements.”

(7)	The amount reported for 2022 includes Mr. Kopcak’s $575,000 annual cash incentive compensation earned for 2022 performance, which has been accrued and pending payment as of April 30, 2023.
(8)
The amount reported for 2022 includes: $200,000 preferred stock dividends on 1,000 shares Preferred Stock Series N paid on December 29, 2022, which the Compensation Committee approved as payment in lieu of a cash payment of Mr. Kopcak’s signing bonus payable pursuant to his employment agreement. In addition, the amount reported for 2022 includes $40,000 for supplemental living expenses related to Mr. Kopcak's employment in the U.S. Virgin Islands, $3,019 in relocation expenses, $9,150 in 401-K contributions and $18,465 in medical and life insurance benefits.

(9)	Mr. McCarthy joined the Company on April 19, 2021 as Interim Chief Executive Officer. Mr. McCarthy's last day in his term as Interim Chief Executive Officer was May 31, 2022.
(10)	The amount reported for 2022 represents Mr. McCarthy's base salary of $675,000 from January 1, 2022 until his termination on May 31, 2022.
(11)
The amount reflects a cash bonus of $250,000 that the Company agreed to pay Mr. McCarthy in connection with his departure from the Company in recognition of his contribution to the Company during his tenure. The cash bonus was paid on June 10, 2022.

(12)	The amount reported for 2022 includes: $51,923 in vacation benefits paid upon Mr. McCarthy’s termination, $13,408 in 401-K contributions and $28,235 in medical and life insurance benefits.
(13)	The amount reported for 2021 represents Mr. McCarthy's base salary of $675,000 from his hire date of April 19, 2021 to December 31, 2021.
(14)	The amount reported for 2021 includes: $8,700 in 401-K contributions and $1,334 in life insurance benefits.
(15)	Mr. Krallman joined the Company on June 28, 2021 as Chief Financial Officer.
(16)	The amount reported for 2022 represents Mr. Krallman’s base salary of $325,000 from January 1, 2022 to December 31, 2022.
(17)	The amount reported for 2022 reflects Mr. Krallman’s $275,000 annual cash incentive compensation earned for 2022 performance, which has been accrued and pending payment as of April 30, 2023.
(18)
The amount reported for 2022 includes: $60,000 for supplemental living expenses related to Mr. Krallman’s employment in the U.S. Virgin Islands, $10,000 in 401-K contributions and $34,321 in medical and life insurance benefits.

(19)	The amount reported for 2021 represents Mr. Krallman’s base salary of $325,000 from his hire date of June 28, 2021 to December 31, 2021.
(20)
The amount reported for 2021 represents Mr. Krallman's $200,000 signing bonus, and equity inducement grants consisting of 5,000 shares of service-based restricted stock with a grant date fair value of $98,177, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Krallman's signing bonus was paid pursuant to his employment agreement as described under “Employment Agreements.”

(21)
Pursuant to Mr. Krallman’s employment agreement, he is entitled to an annual cash incentive compensation of $275,000. The Compensation Committee of the Company agreed to bifurcate the payment into a cash payment of $100,000 and a preferred dividend of $175,000. The amount reported for 2021 reflects $100,000 in annual cash incentive compensation paid on June 8, 2022.

(22)
The amount reported for 2021 includes: $175,000 preferred stock dividends on 1,000 shares Preferred Stock Series O paid on December 29, 2022, which the Compensation Committee approved as payment in lieu of a cash payment of Mr. Krallman’s annual cash incentive compensation pursuant to his employment agreement. In addition, the amount reported for 2022 includes $30,000 for supplemental living expenses relating to Mr. Krallman’s employment in the U.S. Virgin Islands, $4,720 in 401-K contributions, and $9,425 in medical and life insurance benefits.

(23)	Mr. Sullivan joined the Company on September 20, 2021 as General Counsel and Chief Compliance Officer and resigned on March 6, 2023.
(24)	The amount reported for 2022 represents Mr. Sullivan’s base salary of $450,000 from January 1, 2022 to December 31, 2022.
(25)
The amount reported for 2022 represents Mr. Sullivan’s Other Compensation from housing allowance while in the USVI of $40,000, 401-K contributions of $18,150 and medical and life insurance benefits of $54,606.

(26)	The amount reported for 2021 represents Mr. Sullivan’s base salary of $450,000 from his hire date of September 20, 2021 to December 31, 2021.
(27)
The amount reported for 2021 represents Mr. Sullivan’s signing bonus of $100,000, and equity inducement grants consisting of 3,000 shares of service-based restricted stock with a grant date fair value of $74,475, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Sullivan's signing bonus was paid pursuant to his employment agreement as described under “Employment Agreements.”

(28)	The amount reported for 2021 reflects $250,000 in annual cash incentive compensation earned for 2021 performance and paid to Mr. Sullivan on June 8, 2022.
(29)
The amount reported for 2021 includes: $15,000 for supplemental living expenses relating to Mr. Sullivan’s employment in the U.S. Virgin Islands, $2,379 in 401-K contributions, and $14,509 in medical and life insurance benefits.

(30)
Mr. Chatterjee joined the Company on January 13, 2020 as Co-Chief Executive Officer, and upon resignation of Mr. Ellison on December 29, 2020, became the sole Chief Executive Officer of the Company. Mr. Chatterjee was terminated for cause on April 16, 2021.

(31)	The amount reported for 2021 represents Mr. Chatterjee's base salary of $675,000 from January 1, 2021 until his termination on April 16, 2021.
(32)	The amount reported for 2021 represents 60,606 shares of restricted stock granted to Mr. Chatterjee. This stock had a weighted average grant date fair value per share of $26.25 and vested immediately.

(33)
The amount reported for 2021 includes: $27,193 for supplemental living expenses relating to Mr. Chatterjee’s employment in the U.S. Virgin Islands, $8,700 in 401- K contributions, and $17,552 in medical and life insurance benefits.

(34)	Mr. Moltke-Hansen served as Chief Financial Officer from January 1, 2021 until his resignation on April 24, 2021.
(35)	The amount reported for 2021 represents Mr. Moltke-Hansen’s base salary of $250,000 from January 1, 2021 until his resignation on April 24, 2021.
(36)
The amount reported for 2021 represents Mr. Moltke-Hansen’s $250,000 signing bonus, and (a) 8,523 shares of restricted stock granted to Mr. Moltke-Hansen, which had a weighted average grant date fair value per share of $26.25 and vested immediately and (b) equity inducement grants consisting of 5,000 shares of service based restricted stock with a grant date fair value of $96,450, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Moltke-Hansen forfeited all of his service-based restricted stock upon his resignation without good reason.

(37)	The amount reported for 2021 includes: $8,700 in 401-K contributions and $7,469 in medical and life insurance benefits.
(38)	Mr. Singer served as General Counsel and Secretary from January 1, 2021 until his resignation on April 23, 2021.
(39)	The amount reported for 2021 represents Mr. Singer’s base salary of $250,000 from January 1, 2021 until his resignation on April 23, 2021.
(40)
The amount reported for 2021 represents Mr. Singer's $350,000 signing bonus, and (a) 9,470 shares of restricted stock granted to Mr. Singer, which had a weighted average grant date fair value per share of $26.25 and vested immediately and (b) equity inducement grants consisting of 5,000 shares of service-based restricted stock with a grant date fair value of $96,450, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Singer forfeited all of his service-based restricted stock up on his resignation without good reason.

(41)	The amount reported for 2021 includes: $10,335 in 401-K contributions and $2,926 in medical and life insurance benefits.
Elements of Compensation
In 2022, the current compensation package for our NEOs consisted of base salary and annual cash incentive compensation, as well as certain restricted stock awards. This compensation structure was developed in order to provide each NEO with a competitive salary while emphasizing a cash incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving our objectives without incentivizing executives to take excessive risks. The Compensation Committee also may, from time to time, grant equity compensation awards to the NEOs in order to further align their interests with AAMC’s stockholders. We believe that the following elements of compensation are appropriate in light of our strategic initiatives, industry, current challenges and environment.
2022 Compensation Determinations
Under AAMC’s annual cash incentive compensation plan, our NEOs can earn cash incentive compensation awards as determined by the Compensation Committee. The Compensation Committee and management have the authority to establish incentive compensation award guidelines. Each NEO has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2022, 100% of the total annual cash target compensation was payable to our NEOs upon achievement of certain Company and individual performance levels with the exception of the 2022 annual cash incentive to Mr. Sullivan per the Separation Agreement.
Our annual incentive-based cash compensation is structured to motivate executives to achieve key performance objectives by rewarding the executives for such achievement. We seek to accomplish this by utilizing a balanced methodology that incorporates multiple financial and non-financial performance objectives developed through our annual strategic planning process. The annual incentive-based cash compensation can be distributed as a cash payment or as a preferred stock dividend which is offered to employees based in the USVI.
For 2022, corporate goals were developed by our Compensation Committee and included targets pertaining to (a) building out the initial operations of the Alternative Lending Group, (b) attempting to restructure the $250 million Series A Preferred Stock for the benefit of the common shareholders, (c) building and retaining a strong management team to acquire or build the future business lines of AAMC, and (d) continuing to maintain the EDC status of the company as domiciled in the USVI.
2022 Equity Awards
On May 12, 2022, we granted 22,500 shares of restricted stock to Mr. Kopcak with a weighted average grant date fair value per share of $9.89, which were to vest in three equal annual installments on May 12, 2023, 2024, and 2025 subject to forfeiture or acceleration. 7,500 shares vested on May 12, 2023, and the remaining shares were forfeited upon Mr. Kopcak’s resignation.

2021 Equity Awards
On September 20, 2021, we granted 3,000 shares of restricted stock to management with a weighted average grant date fair value per share of $24.83. 1,000 shares of this grant vested on September 20, 2022. The vesting of the additional 2,000 restricted stock units were accelerated to March 9, 2023, for Mr. Sullivan per the Sullivan Separation Agreement.
On June 28, 2021, we granted 5,000 shares of restricted stock to Mr. Krallman with a weighted average grant date fair value per share of $19.64. 3,334 shares of this grant vested in equal installments on June 28, 2022, and 2023. The remaining 1,666 restricted stock units were forfeited upon Mr. Krallman’s resignation.
Stock Ownership Policies
Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and to align their interests with the interests of our stockholders. The Compensation Committee believes that our various equity incentive plans are adequate to achieve this philosophy. We also maintain an insider trading policy detailing our trading window period for Directors, executive officers and other employees.
Other Compensation
The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.
Employment Agreements
Jason Kopcak, Former Chief Executive Officer
In accordance with his employment agreement, Mr. Kopcak was entitled to an annual base salary of $575,000, an annual bonus of $575,000, and to participate in employee benefit programs of the Company on the same terms as other similarly situation employees. In addition, Mr. Kopcak received a $250,000 signing bonus (subject to 100%, 66.67% or 33.33% recoupment if Mr. Kopcak terminated his employment without Good Reason (as defined in the employment agreement) or the Company terminated Mr. Kopcak for Cause (as defined in the employment agreement) during the first, second or third years of employment, respectively). Mr. Kopcak received a one-time equity award grant of 22,500 restricted shares of Company common stock, which was to vest in three equal installments on the first three anniversaries of the Start Date. In the event Mr. Kopcak's employment was terminated by the Company without Cause or he resigned for Good Reason he would be entitled to, among other things, a separation payment in the amount of one-half of his annual base salary, one-half of his target annual bonus and accelerated vesting of his restricted shares.
The Employment Agreement contained customary covenants on non-competition (for 12 months if termination is for Cause or without Good Reason), non-solicitation of employees (for 12 months) and non-solicitation of customers (for 12 months) by Mr. Kopcak and required that all disputes be determined by binding arbitration.
On August 30, 2023, Mr. Kopcak resigned from his positions as Director and Chief Executive Officer of the Company. Mr. Kopcak is subject to customary confidentiality and non-disparagement obligations.
Stephen R. Krallman, Former Chief Financial Officer
In accordance with his employment agreement, Mr. Krallman was entitled to receive an annual base salary of $325,000, with reduction in salary only as part of an across the board reduction in base salary of AAMC’s executives which is no more than 20%. Upon his relocation to the U.S. Virgin Islands, Mr. Krallman received a housing allowance of $5,000 per month for living expenses. His annual target incentive bonus was $275,000, subject to Compensation Committee approval. Mr. Krallman received a cash signing bonus of $200,000 subject to an obligation to repay 100% of the signing bonus if terminated by the Company for Cause (as defined in his employment agreement) or without Good Reason (as defined in his employment agreement) within the first year following June 28, 2021 or 50% of such signing bonus if terminated by the Company for Cause or without Good Reason during the second year following June 28, 2021. Mr. Krallman received an initial equity award of 5,000 service-based restricted shares under the guidelines of the 2020 Equity Incentive Plan. The restricted shares vest annually over a three-year period following the date of grant. He was eligible to participate in the Company’s health, life insurance, disability, retirement and other welfare plans on the same terms available to other senior executives. Upon termination of employment, Mr. Krallman would be eligible to receive accrued salary and benefits payable through the date of termination. He would be subject to customary confidentiality and non-disparagement obligations, as well as a twelve-month obligation not to solicit clients, customers or employees. In addition, if his employment was terminated by the Company for Cause or by Mr. Krallman without Good Reason, he would be subject to a twelve- month non-competition obligation. If his employment was terminated by the Company without Cause or by Mr. Krallman for Good Reason, Mr. Krallman would be entitled to receive severance equal to the sum of half his annual base salary and half his annual target bonus, payable in a lump sum 60 days after his termination date, and accelerated vesting of his equity awards (except as prohibited by the 2020 Equity Incentive Plan), in each case, subject to his execution of a customary release, providing, among other things, confirmation of his confidentiality, non-disparagement and non-solicitation obligations.
On September 14, 2023, Mr. Krallman resigned. Mr. Krallman executed a Notice of Termination, Separation and General Release Agreement (“Separation Agreement”) on September 14, 2023. Mr. Krallman is subject to customary confidentiality and non-disparagement obligations.
Kevin F. Sullivan, Former General Counsel, Corporate Secretary
In accordance with his employment agreement, Mr. Sullivan was entitled to receive an annual base salary of $450,000 and an annual target incentive bonus of $250,000. Mr. Sullivan received an initial equity award of 3,000 service-based restricted shares under the guidelines of the 2020 Equity Incentive Plan which were to vest over a three-year period following the date of the grant. He was eligible to participate in the Company’s health and other welfare benefit plans on the same terms available to other senior executives.
On March 6, 2023, Mr. Sullivan resigned. Mr. Sullivan executed a Notice of Termination, Separation and General Release Agreement (“Sullivan Separation Agreement”) on March 9, 2023, whereby certain terms of Mr. Sullivan’s employment contract were modified. Per the Sullivan Separation Agreement, in 2023, Mr. Sullivan shall receive an aggregate payment of $350,000, which shall consist of (i) an amount equal to $225,000, plus (ii) an amount equal to one-half (0.5) times Mr. Sullivan’s annual target incentive or $125,000, (iii) reimbursement of 100% of the COBRA premiums incurred for Mr. Sullivan and his dependents under the Company’s health plan for six months following his termination date, (iv) waiver of the obligation for Mr. Sullivan to repay the signing bonus, and (v) acceleration of the vesting of any unvested restricted shares. Mr. Sullivan is subject to customary confidentiality and non-disparagement obligations.
Thomas K. McCarthy, Interim Chief Executive Officer
In accordance with his amended employment agreement, Mr. McCarthy was entitled to receive an annual base salary of $675,000. He was eligible to participate in the Company’s health and other welfare benefit plans on the same terms available to other senior executives. Upon termination of employment, Mr. McCarthy was eligible to receive only amounts accrued and unpaid as of the date of termination. He is subject to customary confidentiality and non-disparagement obligations.
Mr. McCarthy’s last day in his term as Interim Chief Executive Officer was May 31, 2022. On May 17, 2022, the Company entered into an amendment to his employment agreement, wherein the Company agreed to pay Mr. McCarthy a bonus of $250,000 in recognition of his contribution to the Company during his tenure as Interim Chief Executive Officer subject to Mr. McCarthy releasing the Company from all claims arising from his employment and the termination of his employment with the Company, effective May 31, 2022.
Each of our executives during the 2022 calendar year had executed an Employee Intellectual Property and Confidentiality Agreement at the time they joined AAMC that contains covenants to maintain our confidential information and that all developments by such executive shall be our property.
Preferred Stock Plan
Following stockholder approval at the 2016 Annual Meeting of Stockholders, we implemented AAMC's 2016 Employee Preferred Stock Plan (the “Preferred Stock Plan”). The Preferred Stock Plan authorizes the grant of restricted non-voting Preferred Stock to AAMC's U.S. Virgin Islands employees. The Preferred Stock Plan was created to induce certain employees to relocate and work in the U.S. Virgin Islands, remain in the employ of AAMC and provide additional incentive to promote the success of AAMC. On December 30, 2022, our Board of Directors

authorized the acquisition of 1,000 shares of Series N Preferred Stock by Mr. Kopcak at $10.00 per share and 1,000 shares of Series O Preferred Stock by Mr. Krallman at $10.00 per share. In December 2022, the Company declared and paid dividends on the Preferred Stock held by Messrs. Kopcak and Krallman. Details regarding the dividends paid to Messrs. Kopcak and Krallman are set forth in the footnotes to the “Other Compensation” column of the “Summary Compensation Table” above. Because Mr. Sullivan was not located in the U.S. Virgin Islands, he was not eligible to participate in the Preferred Stock Plan.
Potential Payments upon Termination or Change in Control
The termination benefits payable to our current NEOs are described above under “Employment Agreements.”
The Compensation Committee may in its discretion revise, amend or add to the benefits of each executive officer. None of our executive officers currently has an arrangement in which they would be entitled to a payment on a change of control of AAMC, other than payments for termination described above to the extent the surviving party in a change of control transaction assumes the employment arrangements described above.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2022, with respect to compensation plans under which our equity securities are authorized for issuance (other than the 2016 Employee Preferred Stock Plan. Share amounts denoted below reflect the amount of shares prior to the stock dividend that occurred on November 1, 2023.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders:

2020 Equity Incentive Plan	—	$—	51,217

Equity Compensation Plans Not Approved by Security Holders:

Option Award Agreement and Restricted Stock Award Agreement	—	—	40,000
Total	—	$—	91,217
The Equity Incentive Plans allow for grants to be made in a number of different forms, including but not limited to options, restricted stock, restricted stock units and stock appreciation rights. Other than the grant of these options, we have granted restricted shares of common stock under the 2020 Equity Incentive Plan. We have also issued shares of common stock to our non-management Directors in connection with their service on our Board as described above in “Director Compensation.”
During 2022, 22,500 restricted shares were issued with a weighted average grant date value per share of $9.89. These shares of service-based restricted stock awards were granted either as inducement awards or under our Equity Incentive Plans to members of management. These grants will vest in three equal installments based on the grant dates(s), subject to forfeiture or acceleration.
During 2021, 8,000 restricted shares were issued with a weighted average grant date value per share of $21.58. These shares of service-based restricted stock awards were granted either as inducement awards or under our Equity Incentive Plans to members of management. Of the 8,000 shares issued, 2,667 shares vested in 2022, 2,000 vested in March 2023 due to vesting acceleration, with the remaining 3,333 shares to vest in two equal annual installments based on the grant date(s), subject to forfeiture or acceleration.
During 2021, 5,850 options were exercised at a weighted average price of $4.36. As of December 31, 2022, we had no outstanding options.

2016 Employee Preferred Stock Plan
On May 26, 2016, the 2016 Employee Preferred Stock Plan (the “Employee Preferred Stock Plan”) was approved by our stockholders. Pursuant to the Employee Preferred Stock Plan, the Company may grant one or more series of non-voting preferred stock, par value $0.01 per share, in the Company to induce certain employees to become employed and remain employees of the Company in the USVI, and any of its future USVI subsidiaries, to encourage ownership of shares in the Company by such USVI employees and to provide additional incentives for such employees to promote the success of the Company’s business.
Pursuant to our stockholder approval of the Employee Preferred Stock Plan, on December 29, 2016, the Company authorized 14 additional series of preferred stock of the Company, consisting of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and each series shall consist of up to an aggregate of 1,000 shares.
We have issued shares of preferred stock under the Employee Preferred Stock Plan to certain of our USVI employees. These shares of preferred stock are mandatorily redeemable by us in the event of the holder's termination of service with the Company for any reason. At December 31, 2022 and 2021, we had 3,200 and 1,200 and shares outstanding, respectively. In 2022, Mr. Kopcak and Mr. Krallman each had been issued 1,000 shares of preferred stock.
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2022. Share amounts denoted reflect the amount of shares prior to the stock dividend that occurred on November 1, 2023.
Name	STOCK AWARDS
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Stephen R. Krallman	3,333(2)	$67,493
Kevin F. Sullivan	2,000(3)	40,500
Jason Kopcak	22,500(4)	455,625
(1)
Represents the fair market value of the restricted shares as of December 31, 2022, based on the closing price of AAMC’s common stock, as quoted on NYSE American, of $20.25 per share on December 31, 2022.

(2)	Mr. Krallman's inducement restricted stock awards are subject to service-based vesting requirements and have or will vest ratably on each of June 28, 2023, and 2024.
(3)	The vesting of Mr. Sullivan's inducement restricted stock awards was accelerated to March 9, 2023 per the Separation Agreement.
(4)	Mr. Kopcak's inducement restricted stock awards are subject to service-based vesting requirements and have or will vest ratably on each of May 12, 2022, 2023, and 2024.
Option Exercises
There were no outstanding options for NEOs for the year ended December 31, 2022.

Pay versus Performance
The following table shows the past two (2) fiscal years’ total compensation for our named executive officers as set forth in the Summary Compensation Table, the “compensation actually paid” to our named executive officers (as determined under SEC rules), our total shareholder return (TSR), and our net income (loss).
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine Compensation Actually Paid as reported in the Pay Versus Performance Table. Compensation Actually Paid does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a valuation calculated under applicable SEC rules. In general, Compensation Actually Paid is calculated as summary compensation table total compensation adjusted to (a) include the value of any pension benefit (or loss) attributed to the past fiscal year, including on account of any amendments adopted during such year; and (b) include the fair market value of equity awards as of December 31, 2022 or, if earlier, the vesting date (rather than the grant date) and factor in dividends and interest accrued with respect to such awards. For purposes of the disclosure below, no pension valuation adjustments were required.
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table for Non-PEO Named Executive Officers ($)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(4)	Net Income (Loss) ($) (in thousands)(5)
2022	$2,110,651	$2,121,450	$633,494	$648,193	$85.88	$(15,934)
2021	$2,329,688	$1,615,955	$703,779	$682,222	$75.91	$(6,004)
(1)
For 2022, Jason Kopcak and Thomas K. McCarthy were our principal executive officers (“PEO”) and our non-PEO NEOs for 2022 were Stephen R. Krallman and Kevin F. Sullivan. For 2021, our PEOs were Thomas K. McCarthy and Indroneel Chatterjee and our non-PEO NEOs were Stephen R. Krallman, Kevin F. Sullivan, Christopher Moltke-Hansen and P. Graham Singer.

(2)	The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for PEO:
Adjustments to Determine Compensation Actually Paid to PEO	2022	2021
Deduction for amounts reported under the Stock Awards column of the SCT	$(222,413)	$(1,591,208)
Stock awards vested in current year	—	1,853,408
Increase in the fair value of awards granted during the year that vest during the year	233,212	185,200
Deduction of fair value of awards granted prior to year that were forfeited during the year	—	(1,161,133)
Total Adjustments	$10,799	$(713,733)
(3)	The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our non-PEO NEOs:
Adjustments to Determine Compensation Actually Paid to Non-PEO NEOs	2022	2021
Deduction for amounts reported under the Stock Awards column of the SCT	$—	$(209,490)
Stock awards vested in current year	$28,779	$236,158
Increase/deduction for change in fair value from prior year-end to current year-end awards granted prior to year that were outstanding and unvested as of year-end	$(3,551)	$—
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to the year that vested during year	$(10,573)	$—
Deduction of fair value of awards granted prior to year that were forfeited during the year	$—	$(48,225)
Total Adjustments	$14,655	$(21,557)
(4)	Total Shareholder Return illustrates the value, as of the last day of the indicated fiscal year, of an investment of $100 in AAMC common stock on December 31, 2020.
(5)	The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay Versus Performance Table
Compensation Actually Paid and Net Income (Loss). Due to the nature of our Company’s consolidated financial statements and historical focus on asset management services, our Company has not historically utilized net income (loss) as a performance measure for our executive compensation program. From 2021 to 2022, our net loss increased, and the Compensation Actually Paid our PEO and Non-PEO NEOs also decreased between those years.

PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”). The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s TSR over the period covering fiscal years 2021 and 2022. A large component of our executive compensation is equity-based to align compensation with performance, but also includes other appropriate incentives such as cash bonuses that are designed to incentivize our executives to achieve annual corporate goals. We believe the equity-based compensation strongly aligns our PEO and Non-PEOs’ interests with those of our shareholders to maximize long-term value and encourages long-term employment.

Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.
Recoupment/Clawback Policies
The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under GAAP and SEC rules. We acknowledge the SEC’s new Rule 10D-1 regarding clawback policies and the NYSE’s Proposed NYSE Manual Section 303A.14. Once final, we will comply accordingly.
Compensation Committee Report
Our Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with management of the Company. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.
Compensation Committee:
John A. Engerman, Chair
Charles L. Frischer, Director
Ricardo C. Byrd, Director

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2023. The Audit Committee has further directed that such appointment be submitted for ratification by our stockholders at the Annual Meeting.
Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from our stockholders. To ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2023, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.
(PROPOSAL 2 ON YOUR PROXY CARD)
Report of the Audit Committee
The Audit Committee of the Board has:
•	Reviewed and discussed with management AAMC’s audited financial statements as of and for the year ended December 31, 2022;
•	Discussed with Ernst & Young LLP, AAMC’s independent registered public accounting firm, the matters required to be discussed under PCAOB standards; and
•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2022 Annual Report.
Audit Committee:
November 24, 2023	Charles L Frischer, Chair
Ricardo C. Byrd, Director
John A. Engerman, Director
Ernst & Young LLP Fees
Our independent registered public accounting firm is Ernst & Young LLP, Atlanta, GA, Auditor Firm ID: 42. The following table shows the aggregate fees billed to AAMC for professional services by Ernst & Young LLP with respect to our fiscal year ended December 31, 2022 and 2021:
Category	2022	2021
Audit Fees	$515,000	$472,494
Audit-Related Fees	15,594	—
Tax Fees	—	16,640
All Other Fees	50,000	—
Total	$580,594	$489,134
Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of AAMC’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2021, for reviews of the financial statements included in AAMC’s quarterly reports on Form 10-Q during those fiscal years and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed for audit-related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees.”
Tax Fees. This category would include the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning.
All Other Fees. This category would include the aggregate fees billed for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” We did not incur any such other fees for the years ended December 31, 2022 and 2021. Additionally, we have excluded reimbursed expenses.
The Audit Committee considered the fees paid to Ernst & Young LLP for the fiscal year ended December 31, 2022, and determined that the services and fees are compatible with the independence of Ernst & Young LLP.
Audit Committee Pre-Approval Policy
The Audit Committee is required to pre-approve the audit and (unless the de minimus exception of applicable law permits) non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal years ended December 31, 2022 and 2021, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
“SAY-ON-PAY”
As required by Section 14A of the Exchange Act and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our NEOs as disclosed in this Proxy Statement includes the disclosure under “Executive Compensation,” and other narrative and tabular executive compensation disclosure in this Proxy Statement, as required by SEC rules.
Please read the “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2022 compensation of our NEOs.
Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the 2023 Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation, the Summary Compensation Table and the other related tables and disclosures, and any related material disclosed in this Proxy Statement.”
Although this approval is advisory and non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our NEOs.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR”
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
(PROPOSAL 3 ON YOUR PROXY CARD)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 10, 2023 by:
•	each Director and NEO of AAMC, including former NEOs who worked for the Company during 2021 and/or 2022;
•	all Directors and executive officers of AAMC as a group; and
•	all persons known by AAMC to own beneficially 5% or more of the outstanding common stock.
•	Share amounts denoted below reflect the amount of shares held after giving effect to the stock dividend that occurred on November 1, 2023.
The table is based upon information supplied to us by Directors, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 1,758,421 shares issued and outstanding as of November 10, 2023, which does not include 1,675,875 shares held by us in treasury. Unless otherwise indicated, the address of our Directors and executive officers is: Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.
Shares Beneficially Owned as of November 10, 2023
Name of Beneficial Owner:	Amount	Percent
William C. Erbey(1)	1,369,773	49.56%
Directors and NEOs:	Amount	Percent
Indroneel Chatterjee(2)	98,646	3.57%
Christopher D. Moltke-Hansen(3)	8,116	*
P. Graham Singer(4)	9,015	*
Ricardo C. Byrd(5)	23,350	*
John A. Engerman(5)	16,179	*
John P. de Jongh, Jr.(5)	18,171	*
Charles Frischer(6)	86,110	3.12%
Thomas K. McCarthy	—	—
Jason Kopcak(7)	16,269	*
Stephen R. Krallman(8)	9,068	*
Kevin Sullivan(9)	5,100	*
All Directors and Executive Officers as a Group (6 persons)(10)	125,639	4.55%
*	Less than 1%
(1)
Based on information contained in a Schedule 13D/A filed with the SEC on August 15, 2022 by Mr. Erbey. Includes 805,749 shares of common stock held by E. Elaine Erbey, Mr. Erbey's spouse, for which Mr. and Mrs. Erbey claim shared voting and dispositive power.

(2)
Based on information contained in a Form 4 filed by Mr. Chatterjee on February 26, 2021. Does not include the 40,000 unvested restricted shares of common stock, which were forfeited upon Mr. Chatterjee's termination for cause.

(3)
Based on information contained in a Form 4 filed by Mr. Moltke-Hansen on February 26, 2021. Does not include 5,000 unvested restricted shares of common stock, which were forfeited upon Mr. Moltke-Hansen's resignation.

(4)
Based on information contained in a Form 4 filed by Mr. Singer on February 26, 2021. Does not include 5,000 unvested restricted shares of common stock, which were forfeited upon Mr. Singer's resignation.

(5)
Does not include the 2,857 shares issued to each of Messrs. Byrd and Engerman and Governor de Jongh, Jr. for service on our Board for the 2022 to 2023 service year that will vest in 2023 pursuant to the AAMC 2020 Equity Incentive Plan.

(6)	Based on information contained in a Form 3 filed by Mr. Frischer on June 13, 2023
(7)
Based on information contained in a Form 4 filed by Mr. Kopcak on May 15, 2023. Upon Mr. Kopcak's resignation Mr. Kopcak’s remaining 15,000 unvested restricted shares were forfeited and his 1,000 shares of Series N Preferred Stock was sold back to the Company.

(8)
Based on information contained in a Form 4 filed by Mr. Krallman on July 5, 2023. Upon Mr. Krallman's resignation Mr. Krallman’s remaining 1,666 unvested restricted shares were forfeited and his 1,000 shares of Series O Preferred Stock was sold back to the Company.

(9)
Based on information contained in a Form 3 filed by Mr. Sullivan on September 29, 2021. Pursuant to Mr. Sullivan's employment contract, on September 20, 2021, Mr. Sullivan received an initial equity award consisting of 3,000 restricted shares. 1,000 shares vested on September 20, 2022 and the remaining 2,000 shares vested on March 9, 2023 per the Sullivan Separation Agreement.

(10)	Includes Messrs. Byrd, Engerman, de Jongh, Jr., Kopcak, Krallman and Sullivan.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon the Company’s review of Section 16(a) reports and related written representations, the Company believes that there were no late filings during 2022.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
The Board has adopted policies and procedures for the review, approval and monitoring of transactions involving AAMC and related persons (Directors, nominees for election as Director and NEOs or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock or their immediate family members) within our written Code of Business Conduct and Ethics, which is available at www.altisourceamc.com. The policies and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as the policies and procedures broadly cover any situation in which a conflict of interest may arise.
Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s Chief Financial Officer who, in consultation with management and the Audit Committee chair and with outside counsel, as appropriate, must assess the nature and extent of any concern and then recommend any follow up action, as needed. The Chief Financial Officer will notify the Chair of the Audit Committee if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.
Related persons are required to obtain the approval of the Audit Committee of the Board for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including, but not limited to, (i) whether the transaction is in the best interests of AAMC; (ii) alternatives to the related-person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to AAMC.
Putnam Transaction
On July 18, 2022, AAMC entered into an agreement (the “Purchase Agreement”) with Putnam Equity Spectrum Fund and Putnam Capital Spectrum Fund (collectively, “Putnam”) in which the Company repurchased 286,873 shares of common stock owned by Putnam. The aggregate purchase price for such shares of common stock was $2,868,730 or $10 per share.
Pursuant to the Purchase Agreement, the Company and Putnam also agreed to terminate the most favored nation clause granted to Putnam in the settlement agreement between Putnam and the Company dated February 17, 2021 (the “Settlement Agreement”) requiring the Company to pay Putnam the difference, subject to certain terms and conditions, if the Company enters into a mutually agreed settlement with another holder of the Company’s Series A preferred stock (the “Preferred Shares”) at a higher value per Preferred Share than provided to Putnam under the Settlement Agreement. The Company and Putnam also agreed to terminate all of Putnam’s shareholder voting obligations included in the Settlement Agreement.
Executive Arbitrations
Former Chief Executive Officer, Indroneel Chatterjee
On December 29, 2022, the arbitrator entered a final order which granted an additional award of fees and costs to the Company in the amount of over $1 million, bringing the Company's total judgment against Mr. Chatterjee to approximately $1.6 million. In the arbitrator’s final award, he also included the amounts he had previously awarded to the Company in his October 19, 2022 order, which were $400,000 plus interest at the U.S. Virgin Islands’ 9% statutory rate for contractual claims (since Mr. Chatterjee’s termination on April 16, 2021) and approximately $140,000 as reimbursement to the Company for all expenses the Company incurred directly and solely as a result of Mr. Chatterjee’s misconduct in the arbitration. The Company intends to enforce the judgment against Mr. Chatterjee.
Former General Counsel, Graham Singer
On June 25, 2021, Mr. Singer commenced an arbitration against the Company and its subsidiary AAMC US, Inc. regarding his compensation and the terms of his employment. The Company had previously demanded that Mr. Singer return his signing bonus in accordance with the terms of his employment agreement. The Company and Mr. Singer settled all claims and counterclaims and the Company paid Mr. Singer’s counsel $70,000 in 2022.

STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in next year’s proxy statement and for consideration at the next annual meeting of stockholders (“2024 Annual Meeting”). Any proposal that a stockholder desires to have included in our proxy materials in connection with the 2024 Annual Meeting must meet the requirements of Rule 14a-8 under the Exchange Act and must be submitted in writing no later than July 27, 2024 (120 days prior to the anniversary of this year’s mailing date), to our Corporate Secretary at 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. In accordance with Rule 14a-8, this deadline could change if the 2023 Annual Meeting date is held sooner or later.
We did not receive notice of any stockholder proposals relating to the Annual Meeting. If any other matters properly come before the 2023 Annual Meeting of Stockholders, the persons designated as proxies intend to vote in accordance with their discretion on such matters.
ANNUAL REPORTS
A copy of our 2022 Annual Report was made available to stockholders on March 27, 2023, and an amendment to the Annual Report on Form 10-K/A for the year ended December 31, 2022 with Part III information was made available to stockholders on May 1, 2023. The 2022 Annual Report can be found on our website www.altisourceamc.com under “Investor Relations - SEC Filings.”
We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our 2022 Annual Report, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

OTHER MATTERS
Proxies may be solicited on behalf of the Board by mail or electronic means. Additionally, we may hire a proxy solicitor to help reach the quorum requirement. If we do so, we will pay a reasonable fee in relation to these services.
Copies of the 2022 Annual Report and this Proxy Statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:
•	“FOR” each of the four (4) nominees for Director listed in this Proxy Statement (Proposal One);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal Two); and
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement (Proposal Three).
Should any matter not described above be properly presented at the meeting, each proxy received will be voted in accordance with the discretion of the persons appointed as proxies.
If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2022 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this Proxy Statement and our 2022 Annual Report was sent may request a separate copy by contacting Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820, or by calling our Corporate Secretary at (704) 275-9113. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.
The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote on those matters in accordance with their best judgment.
It is important that proxies be returned promptly. Stockholders are urged to vote via the Internet or by telephone by following the instructions in the proxy card or to complete and mail the proxy card in the accompanying pre-paid envelope.

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 TAMARIND REEF
CHRISTIANSTED, VI 00820

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 20, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AAMC2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 20, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V26364-P01433 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTISOURCE ASSET MANAGEMENT CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

Nominees:	**For**	**Against**	**Abstain**
1a. Ricardo C. Byrd	☐	☐	☐
1b. John A. Engerman	☐	☐	☐
1c. Charles L. Frischer	☐	☐	☐
1d. William C. Erbey	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Form 10-K/A are available at www.proxyvote.com.

V26365-P01433

ALTISOURCE ASSET MANAGEMENT CORPORATION
Annual Meeting of Stockholders
December 21, 2023 9:30 AM AST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Richard Rodick and Danya Sawyer, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTISOURCE ASSET MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Atlantic Standard Time on December 21, 2023 broadcast online via live webcast at www.virtualshareholdermeeting.com/AAMC2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side